Exhibit 23.2

Boyle CPA, LLC

Certified Public Accountants & Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8, of our report dated April 15, 2021 with respect to the consolidated financial statements of Eco Innovation Group, Inc. as at December 31, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, as included in the Annual Report on Form 10-K of Eco Innovation Group, Inc. for the year ended December 31, 2021, as filed with the United States Securities Exchange Commission (“SEC”). We also consent to the reference to us under the caption “Experts” in the Prospectus Supplement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ

May 5, 2022